As filed with the Securities and Exchange Commission on January 22, 2016

Registration No. 333-190265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-192065

UNDER

THE SECURITIES ACT OF 1933

DYAX CORP.

(Exact name of registrant as specified in its charter)

Delaware	04-3053198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Network Drive

Burlington, Massachusetts 01803

(617) 225-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Miller

President and Treasurer

Dyax Corp.

55 Network Drive

Burlington, Massachusetts 01803

(617) 225-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul Kinsella

Christopher Comeau
Ropes & Gray LLP
Prudential Tower
800 Boylston St.
Boston, Massachusetts 02199
(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

Dyax Corp., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-3 (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•                  Registration Statement No. 333-192065 on Form S-3, filed with the Commission on November 1, 2015, pertaining to the registration of an indeterminate number or amount of debt securities of the Registrant.

Pursuant to an Agreement and Plan of Merger, dated as of November 2, 2015, by and among Shire plc, a company incorporated in Jersey (“Shire”), Shire Pharmaceuticals International (“SPI”), a company incorporated in Ireland and a wholly owned subsidiary of Shire, Parquet Courts, Inc., a Delaware corporation and a wholly owned subsidiary of SPI (“Merger Sub”), and Dyax Corp., a Delaware corporation (“Dyax”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub was merged with and into Dyax, with Dyax being the surviving corporation (the “Merger”). The Merger became effective on January 22, 2016.

As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement.  The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on January 22, 2016.

DYAX CORP.

By:	/s/ John Miller
Name:	John Miller
Title:	President and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.